Exhibit 10.4
Award Certificate
Cash Award Granted under the
Second Amended and Restated
Simmons First National Corporation 2015 Incentive Plan

This Award Certificate (“Award Certificate”) evidences the grant of a cash award, effective as of the Grant Date, under the Second Amended and Restated Simmons First National Corporation 2015 Incentive Plan (“Plan”) by Simmons First National Corporation (“Simmons”) to the Participant, who is an employee of Simmons or a parent or subsidiary corporation (as defined in sections 424(e) or (f) of the Code) (“Company”), as follows.
Simmons hereby grants to the Participant the Cash Award set forth below subject to performance against the Performance Criteria during the Performance Period, as outlined herein. The Cash Award is in all respects limited and conditioned as provided in this Award Certificate, in the Plan, and in the applicable Terms and Conditions, which are incorporated into this Award Certificate by reference.

1.Participant Information.
Participant Name: _________________ (“Participant”)

2.Cash Award Information.
Grant Date: ______________
Target Award: $__________
Maximum Award: $ __________________
Performance Period: January 1, 2023 through December 31, 2023

3.Performance Criteria:

	Adjusted Pre-provision Net Revenue (50% Weighting)	Adjusted Efficiency Ratio (50% Weighting)
Threshold
Target
Maximum

4.Asset Quality:

Metric	Incentive Reduction	Target
Non-Performing Loans (NPLs)	-10%
Net Charge Offs (NCOs)	-10%

5.Definitions. All capitalized terms that are not otherwise defined in this Award Certificate shall have the meanings set forth in the Plan or the Terms and Conditions.

6.Award Certificate and Cash Award Are Revocable. This Award Certificate and the Cash Award may be revoked or cancelled at any time in the Company’s sole discretion. The Company reserves the right to modify or amend this Award Certificate or the Terms and
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Conditions. Further, the Company may cancel the Award Certificate at any time prior to the Earned Date, and the Participant has no right or claim for payment hereunder until the Earned Date unless otherwise specified by law.

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Terms and Conditions

Cash Award Terms and Conditions
Second Amended and Restated
Simmons First National Corporation 2015 Incentive Plan

1.Continuous Employment Requirement. Subject to the Company’s right to revoke the Cash Award, the Participant shall receive the Cash Award Payment in accordance with Section 2 of these Terms and Conditions (“Terms and Conditions”), only if the Participant is continuously employed by the Company from the Grant Date until the end of the Performance Period (“Earned Date”), except as otherwise provided in Section 3 of the Terms and Conditions and subject to the other provisions contained in the Terms and Conditions. For purposes of this Section 1, the Participant shall not be treated as having experienced a termination if he or she is on an authorized leave of absence with the Company.

2.Cash Award.
a.Performance Criteria. A Cash Award may be divided into two or more Performance Criteria, each of which shall include its own weighting. The Performance Criteria applicable to this Cash Award are described in the Award Certificate and include any applicable Threshold, Target and/or Maximum against which performance is measured.
b.Cash Award Payment. Subject to the Terms and Conditions, if the Participant satisfies the continuous employment requirement in Section 1 of the Terms and Conditions, the Participant shall be entitled to receive a cash payment in the amount of the Target Award multiplied by the Final Attainment (“Cash Award Payment”). The Cash Award Payment shall be computed following the end of the Performance Period, with the timing of such cash payment subject to the provisions of Section 4 of these Terms and Conditions.
c.For purposes of the computation of the “Final Attainment”:

i.The performance achieved with respect to each Performance Criterion shall be determined by the Administrator. Achievement above the Maximum level will be deemed achievement at the Maximum level. Achievement below the Threshold level will result in no achievement.

ii.Adjusted Pre-provision Net Revenue shall be the Adjusted Pre-provision Net Revenue that Simmons attained for the Performance Period, as reflected in Simmons’ public financial disclosures (subject, for the avoidance of doubt, to adjustment pursuant to Section 5 of the Terms and Conditions).

iii.Adjusted Efficiency Ratio shall be the Adjusted Efficiency Ratio that Simmons attained for the Performance Period, as reflected in Simmons’ public financial disclosures (subject, for the avoidance of doubt, to adjustment pursuant to Section 5 of the Terms and Conditions).

iv.For each Performance Criterion, attainment between “Threshold” and “Target” or between “Target” and “Maximum” shall be calculated using a sliding scale based on a straight line interpolation and shall be expressed as a percentage of Target.

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v.The attainment for each Performance Criterion (expressed as a percentage of Target) shall be multiplied by the weighting for that Performance Criterion indicated in the Performance Criteria section of the Award Certificate. All such products shall then be added together (“Preliminary Attainment”).

vi.The Preliminary Attainment will then be reduced for poor asset quality, as hereinafter described. An adjustment of -10% of the Preliminary Attainment may be made for failing to meet the Target for each of the Asset Quality Metrics found in the Asset Quality table outlined in Section 4 of the Award Certificate. The Asset Quality Targets are considered “make or miss,” with either (1) no deduction for achieving or being below the Target or (2) -10% for exceeding the Target.

vii.Non-Performing Loans and Net Charge Offs shall be as reflected in Summons public financial disclosures (subject, for the avoidance of doubt, to adjustment pursuant to Section 5 of the Terms and Conditions).

viii.The Preliminary Attainment, as adjusted pursuant to Subsection (vi) above, is subject to such further adjustment as provided in the other provisions of the Terms and Conditions, with the resulting amount deemed the Final Attainment.

d.Budget Adjustments. To the extent the Participant is employed in the Human Resources, Finance and Accounting, Capital Planning, Legal, Bank Operations, IT, Credit, Credit Risk, Digital, Data, Investor Relations, Risk, Audit, or Administration (departments reporting to the Chief Administrative Officer) departments, the Cash Award Payment may be decreased by up to 25% for failure to meet the department’s expense budget for the year, as determined in the sole discretion of the Administrator.

e.Individual Adjustments. The Cash Award Payment is subject to adjustment (increase or decrease) of up to 50% based on a determination, in the Administrator’s sole discretion, of individual Participant performance during the Performance Period warranting such an adjustment or otherwise as determined in the Administrator’s sole discretion. Considerations may include, but are not limited to, risk and compliance management for the Company and/or business area, achievement against strategic and/or individual goals and additional asset quality considerations.

f.Maximum Award. Notwithstanding anything herein to the contrary, in no event shall the Cash Award Payment exceed the Maximum Award.

3.Early Cancellation/Waiver of Continuous Employment Requirement. The continuous employment requirement described in Section 1 of the Terms and Conditions may be waived or the Cash Award may be cancelled as follows:

a.Involuntary Termination without Cause, Voluntary Termination, or Termination for Cause. If the Participant is involuntarily terminated without Cause, quits, is terminated for Cause, or otherwise experiences a termination of employment before satisfying the continuous employment requirement set forth in Section 1 of the Terms and Conditions, and under circumstances not described in Subsections (b), (c), or (d) below, the Cash Award shall be cancelled immediately and shall not be payable, except to the extent the Administrator decides otherwise. To the extent the Administrator decides to waive the above cancellation provision for any portion of the Cash Award pursuant to this Section
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3(a), payment of any non-cancelled portion of the Cash Award shall occur no later than March 15 of the year following the end of the Performance Period.

b.Retirement. If the Participant retires, the Participant shall be paid the Cash Award for the Performance Period based on actual attainment as calculated under Section 2 as if the Participant had satisfied the continuous employment requirement set forth in Section 1of the Terms and Conditions, and unless otherwise provided by the Administrator, such Cash Award shall be multiplied by a fraction, the numerator of which is the number of days in the Performance Period completed by the Participant as of the date of the retirement and the denominator of which is 365.

If the continuous employment requirement is waived pursuant to this Section 3(b), the applicable portion of the Cash Award shall be payable at the time set forth in Section 4 at the time the Cash Award would have been payable had the Participant been subject to and satisfied the continuous employment requirement set forth in Section 1 of the Terms and Conditions; payment will not be accelerated.

For purposes of this Section 3(b), “retire” or “retirement” means a voluntary termination of employment on or after the earlier of (i) age 65 or (ii) age 62 and 10 years of service. The Administrator has the discretion to determine whether years of service shall include service with a predecessor employer.

c.Termination by Reason of Death or Disability. If the Participant experiences a termination by reason of Death or Disability, the Participant shall be paid the Cash Award for the Performance Period, based on actual attainment as calculated under Section 2 as if the Participant had satisfied the continuous employment requirement set forth in Section 1 of the Terms and Conditions.
If the continuous employment requirement is waived pursuant to this Section 3(c), the Cash Award shall be payable at the time set forth in Section 4 at the time the Cash Awards would have been payable had the Participant been subject to and satisfied the continuous employment requirement set forth in Section 1 of the Terms and Conditions; payment will not be accelerated.

d.Change in Control. If there is a Change in Control during the Performance Period and the Participant is employed at the time of the Change in Control, the Participant shall be paid the Cash Award, calculated as the Target Award multiplied by a fraction, the numerator of which is the number of days in the Performance Period elapsed as of the date of the Change in Control and the denominator of which is 365.

If the continuous employment requirement is waived pursuant to this Section 3(d), the applicable portion of the Cash Award shall be payable upon the Change in Control.

e.Violation of Restrictive Covenants. The Cash Award shall be cancelled immediately and shall not be payable upon the Participant’s breach, in the Administrator’s sole determination, of any confidentiality, non-disclosure, non-competition, or non-solicitation obligation, commitment or agreement with the Company.

4.Payment. Payment of the Cash Award shall be made in cash. Except as provided in Section 3(d), payment shall be made as soon as practicable after the end of the Performance Period, but no later than March 15 of the year following the end of the Performance Period; provided that, no payment shall be made until the Administrator certifies the levels at which the Performance
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Criteria have been attained (which shall occur prior to March 15 of the year following the end of the Performance Period). If the Participant dies before any payment due hereunder is made, such payment shall be made to the beneficiary designated by the Participant under the Plan and on file with the Company (or its designee) before the Participant’s death, or if none, to the Participant’s estate.

5.Extraordinary Events. In determining the achievement of any Performance Criterion, and for other appropriate purposes under the Award Certificate or the Plan, the Administrator will have the discretion to take into consideration any or all of the following: (a) the effects of business combinations; (b) the effects of discontinued operations; (c) changes in accounting principles; (d) extraordinary items; (e) restructuring charges; (f) changes in tax law; (g) changes in capital structure; and (h) any other items as determined by the Administrator. Items (a) through (g) will be as defined and as disclosed in Simmons’ public financial disclosures.

6.Withholding.

a.Subject to Section 13, the Company shall have the right to retain and withhold the amount of taxes required by any government to be withheld or otherwise deducted and paid with respect to the Cash Award. Subject to Section 13, the Company shall withhold at the statutory minimum rate unless the Participant has elected prior to the payment date to have a higher amount (up to the maximum allowed by law) withheld.

b.The Participant has had the opportunity to review with the Participant’s own tax advisors, the federal, state, local, and foreign tax consequences of the Cash Award and the transactions contemplated by the Award Certificate. The Participant is relying solely on such advisors and not on any statements or representations made by the Company or any of its agents. The Participant understands that the Participant (and not the Company) shall be responsible for the Participant’s own tax liability that may arise as a result of this award.

7.Reservation of Rights. The Company reserves the right to modify or amend the Terms and Conditions or the Award Certificate. Further, the Company may cancel the Award Certificate at any time prior to the Earned Date, and the Participant has no right or claim for payment hereunder until the Earned Date unless otherwise specified by law.

8.Cancellation and Clawback. The Cash Award and all sums paid or payable pursuant to the Cash Award (whether before or after the Cash Award has been paid) shall be subject to clawback by the Company as may be required by applicable law or stock exchange listing requirement, clawback provision set forth in the Plan and/or any other clawback procedure of the Company, as amended from time to time, and whether approved before or after the date of the Award Certificate, on such basis as the Board or Administrator determines.

9.Definitions. All capitalized terms that are not otherwise defined in the Terms and Conditions shall have the meanings set forth in the Award Certificate or the Plan.

10.No Employment Contract. Nothing contained herein is intended to or does create a contract of employment for any specified time or compensation in any amount. Employment at all times remains at will unless a separate and independent employment agreement has been entered into between the Participant and the Company.

11.Severability. If any provision of the Terms and Conditions should be held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining parts of the Terms and
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Conditions, and the Terms and Conditions shall be construed and enforced as if such illegal or invalid provision had never been included herein.

12.Amendments to the Cash Award. The Award Certificate, the Terms and Conditions, and the Plan provide all governing terms for the Cash Award. Any changes to the Award Certificate or the Terms and Conditions will be made in writing and delivered to the Participant, but the Participant’s consent is not required for any amendments to the Cash Award to be effective. For the avoidance of doubt, the Company may amend the Award Certificate and the Terms and Conditions for any reason and at any time prior to the Earned Date without the Participant’s consent.

13.Compliance with section 409A of the Code. To the extent the Cash Award is exempt from 409A of the Code and applicable regulations issued thereunder (“Section 409A”), nothing in this Section 13 shall require the Cash Award to meet the requirements of Section 409A. To the extent the Cash Award is subject to section 409A, the Plan, the Award Certificate and the Terms and Conditions are intended to avoid the adverse tax consequences of Section 409A of the Code and shall be interpreted and administered accordingly. Accordingly, should any provision of the Plan, the Award Certificate or the Terms and Conditions be subject to but not comply with section 409A of the Code, such provision shall be interpreted and/or amended to comply with 409A, to the extent allowable by law. The provisions of Section 9.4 of the Plan, including the definitions provided thereunder and the six-month delay, are hereby incorporated by reference into the Terms and Conditions. All references to “termination of employment”, “retire”, “Retirement” or similar terms shall mean “separation from service” under Section 409A. A separation from service shall occur at the time required under Section 409A. Each payment hereunder shall be treated as a separate payment under Section 409A. The Company makes no representation or warranty regarding, and shall not be responsible for, any excise tax imposed under section 409A of the Code.

14.Banking Regulatory Provision. The Cash Award shall be subject to any applicable condition, limitation or prohibition under any financial institution regulatory policy or rule to which the Company or any subsidiary thereof is subject.
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